EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. announces year-end 2007 results.

JACKSONVILLE BEACH, FLORIDA, January 30, 2008

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces year-end 2007 results.

Despite a significant downturn in key economic trends in the market we serve, Atlantic BancGroup, Inc. posted net income of $1,406,000 for the twelve months ended December 31, 2007.  Due to the overall downward trend in Florida real estate markets, we expect 2007 earnings for Florida financial institutions in general to fall short of 2006 results; that trend was evident through September 30, 2007.

During 2007, we reported a 26.7% decrease in consolidated earnings from the 2006 reported total of $1,918,000.  Fully diluted earnings per share for the twelve months of 2007 totaled $1.13 as compared with $1.54 for the same period of 2006.  Additional loan loss reserves set aside in 2007 accounted for approximately 91% of the $512,000 decline in consolidated earnings in 2007 over 2006. Substantially all of the additional reserves were attributable to the recent weakening of the local economy, real estate markets and management’s recognition thereof.

Atlantic BancGroup, Inc. posted net income of $274,000 for the fourth quarter of 2007, a decrease of $236,000 or 46.3% earned over the same period of 2006. Fully diluted earnings per share decreased to $.22 per share for the fourth quarter of 2007 compared to $.41 per share for the same period of 2006.  Additional loan loss reserves set aside by management in the fourth quarter of 2007 accounted for approximately 58% of the decline in consolidated earnings with lower net interest income from slowing loan demand and higher cost of funds also contributing to the decline.

Consolidated total assets at December 31, 2007, reached $260.3 million, an increase of 6.9% over December 31, 2006.  Consolidated deposits and consolidated net loans grew 12.9% and 14.6%, respectively, over the same period, with consolidated deposits at $217.5 million and consolidated net loans at $201.9 million at December 31, 2007.

Atlantic BancGroup, Inc. is a publicly-traded bank holding company, trading on the NASDAQ Capital Market, symbol ATBC.